EXHIBIT 10.27

Monarch America, Inc.

Shaun Snowden

1378 N. Ogden Street Apt 11

Denver, CO 80218

August 26, 2015

Dear Mr. Shaun Snowden:

We are pleased to offer you a position with Monarch America, Inc., a Nevada corporation (the "Company"), as its Chief Financial Officer, with a target full-time start date of September 25, 2015. In this position you will be expected to devote your full business time, attention and energies to the performance of your duties with the Company. In your role as Chief Financial Officer, you shall be the senior financial officer of the Company with principal responsibility for the Company's financial, financial reporting, and accounting functions, and shall perform such duties for the Company as are consistent with the foregoing. You shall report directly to the president and the Board of the Company.

For the initial three months, you will be paid based on an ammalized salary of $82,000, less applicable taxes and withholdings. You will also be granted 1,000,000 shares of common stock, which will be restricted for one calendar year from the grant date.

You will be expected work for the Company during normal business hours except to the extent your duties require you to be traveling, and as your role and responsibilities may additionally demand.

The Company will also reimburse you for all reasonable, ordinary and necessary out-of-pocket business expenses incurred by you in conjunction with your services to the Company consistent with the Company's standard reimbursement policies. All reimbursement will be made against original receipts and otherwise in accordance with the Company's general expense reimbursement policies and procedures.

You should be aware that your employment with the Company constitutes "at-will" employment. This means that your employment relationship with the Company may be terminated at any time, with or without cause. Yon understand and agree that neither your job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of the terms of your employment with the Company.

You agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

Confidential

As a Company employee, you will be expected to abide by all federal or state laws and in accordance of normal industry practices. You also agree to maintain the confidentiality of all confidential and proprietmy information of the Company and agree, as a condition of your employment, to enter into a standard non-disclosure, non-compete, and non-solicit provisions and be incorporated herein by reference, and the performance of which will be a condition to your employment.

You agree that any dispute or claim relating to or ansmg out of our employment relationship shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in the State of Colorado. However, we agree that this arbitration provision shall not apply to disputes or claims relating to or arising out of the misuse or misappropriation of the Company's trade secrets or proprietary information.

This letter represents the entire agreement and understanding between you and the Company concerning your employment relationship with the Company and supersedes in its entirety all prior agreements and understandings concerning your employment relationship with the Company, whether written or oral.

In accepting this offer, you represent and warrant to us that (a) you are not a party to any employment agreement or other contract or anangement which prohibits your full-time employment with the Company, (b) you do not know of any conflict which would restrict your employment with the Company, and (c) you do not have and will not bring with you to your employment with the Company any document, record or other confidential infmmation belonging to a former employer. Each of these representations and waranties is a matetial inducement to the making of this offer and a condition to your continued employment, and you agree that a termination of your employment by the Company in the event of a breach of any of them would be with cause and not subject to an opportunity to cure.

The terms of this letter may only be amended, canceled or discharged in writing signed by you and an authorized director or officer of the Company and with Board Directors approval. As this letter relates to employment to be performed for a company with headquarters in the State of Colorado, this letter shall be governed by the internal substantive laws, but not the choice of law rules, of the State of Colorado. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this letter shall continue in full force and effect without such provision.

[Signature Page to Follow]

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Confidential

To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me. A duplicate original is enclosed for your records.

Sincerely, Monarch America, Inc.

By:	/s/ Eric Hagen
Eric Hagen
President and CEO

ACCEPTED and AGREED TO this
11th day of September, 2015